Exhibit 99.1
UNITED STATES DEPARTMENT OF STATE BUREAU OF POLITICAL-MILITARY AFFAIRS WASHINGTON, D.C. 20520

In the Matter of:
RTX Corporation
A Delaware Corporation Respondent
CONSENT AGREEMENT
WHEREAS, the Directorate of Defense Trade Controls, Bureau of Political- Military Affairs, U.S. Department of State (Department) has notified RTX Corporation, including its operating divisions, subsidiaries, and business units (collectively RTX or Respondent) of its intent to institute an administrative proceeding pursuant to § 38 of the Arms Export Control Act (AECA), 22 U.S.C.
§ 2751 et seq., and its implementing regulations, the International Traffic in Arms Regulations (ITAR), 22 C.F.R. parts 120-130;

WHEREAS, Respondent has reviewed the Proposed Charging Letter and this Consent Agreement, fully understands these documents, and enters into this Consent Agreement voluntarily and with full knowledge of its rights;
WHEREAS, the Department acknowledges that Respondent voluntarily disclosed all matters referenced herein, after which Respondent incorporated numerous improvements to its compliance program; and that RTX voluntarily expanded the scope of its internal investigation into these matters, and cooperated with the Department’s review of these matters;

WHEREAS, Respondent, without admitting or denying the allegations, wishes to settle and dispose of all potential ITAR civil charges, penalties, and sanctions arising from the Proposed Charging Letter, and certain facts disclosed in writing to the Department and identified in paragraph 26, by entering into this Consent Agreement;
WHEREAS, Respondent agrees that this Consent Agreement shall remain in effect for a period of three years, subject to the terms and conditions set forth below;

WHEREAS, Respondent represents and assures that it shall continue the remedial measures implemented as a result of this Consent Agreement, including those self- implemented prior thereto, as reasonably warranted and amended, subsequent to the completion of the terms of this Consent Agreement;

WHEREAS, Respondent agrees that if the Department finds that this Consent Agreement was negotiated based on Respondent’s knowingly providing materially false or misleading information to the Department, the Department may revoke this Consent Agreement and the related administrative order (Order), and bring additional charges against Respondent. Additionally, Respondent understands that a violation of this Consent Agreement is considered a violation of the Order; and

WHEREAS, the Department and Respondent agree to be bound by this Consent Agreement and the Order to be entered by the Assistant Secretary of State for Political-Military Affairs.

Now, THEREFORE, the Department and Respondent agree as follows:
Parties
(1)The Parties to this Consent Agreement are the Department and Respondent and Respondent’s assignees and successors, and, in the event of reorganization, corporate restructuring, or merger, the terms of this Consent Agreement shall follow and apply to the entire organization.

Jurisdiction
(2)The Department has jurisdiction over Respondent under the AECA and the ITAR in connection with the matters identified in the Proposed Charging Letter.
General Remedial Measures
(3)Respondent, reflecting its commitment to conduct its business in full compliance with the AECA and the ITAR, and in order to ensure, in particular, that there are no unauthorized exports, reexports, retransfers, temporary imports, or brokering of ITAR-controlled defense articles, or furnishing of defense services and that all transactions subject to the AECA and ITAR (collectively AECA and ITAR-regulated activities) are conducted in compliance with the law, transparently, and without misrepresentation or omission, agrees to implement the following remedial measures together with such additional measures as may be mutually agreed upon by Respondent and the Director, Office of Defense Trade Controls Compliance (DTCC). Respondent agrees further that these measures will remain in effect for three years, subject to the terms and conditions below, as part of this Consent Agreement entered into with the Department.

(4)Respondent agrees that these measures shall be incorporated into any of Respondent’s future business acquisitions that are involved in AECA and ITAR- regulated activities, to include manufacturing, within six months of that acquisition, unless the Director, DTCC approves an exception to this requirement.

(5)If Respondent sells any of its operating divisions, subsidiaries, or business units that are involved in any AECA and ITAR-regulated activities (collectively, “ITAR businesses”), is a party to a corporate merger or restructuring, or is acquired by another party, then the purchaser, merged entity, and/or acquired party, including the ultimate and intermediate parents/owners of the purchaser, merged entity, and/or acquired party, and the controlled affiliates, operating divisions, subsidiaries, and business units of the purchaser, merged entity, acquired party, and ultimate and intermediate parents/owners (collectively the purchaser or other responsible party), shall all be bound by and fully responsible for all terms and conditions of this Consent Agreement with respect to the ITAR businesses to the same extent as Respondent, unless the Director, DTCC, approves an exception to this requirement. Respondent further agrees to notify DTCC 60 days prior to the consummation of such event. Respondent further agrees to notify the purchaser or other responsible party in writing and to require the purchaser or other responsible party to acknowledge in writing, prior to the sale, merger, restructuring, or acquisition event that the purchaser or other responsible party shall be bound by the terms and conditions of this Consent Agreement with respect to the ITAR businesses to the same extent as Respondent, unless the Director, DTCC, approves an exception to this requirement.

(6)Respondent acknowledges and accepts its obligation to maintain effective export control oversight, infrastructure, resources, policies, and procedures for its AECA and ITAR-regulated activities.
(7)Within nine months of the date of the Order, Respondent shall ensure that adequate resources are dedicated to ITAR compliance throughout Respondent’s ITAR-regulated operating divisions, subsidiaries, and business units. Respondent shall establish policies and procedures for all of Respondent’s employees with responsibility for AECA and ITAR compliance to address lines of authority, staffing levels, performance evaluations, and career paths.
(8)Within 90 days of the date of the appointment of the Designated Official, Respondent, in coordination with the Designated Official (as defined in paragraph 9 below), shall conduct an internal review of AECA and ITAR compliance resources and establish the necessary actions to ensure that sufficient resources are dedicated to AECA and ITAR compliance.
Designated Official for Consent Agreement Compliance and Oversight
(9)Respondent shall appoint, in accordance with the provisions of this Consent Agreement and in consultation with and the approval of the Director, DTCC, a qualified individual to serve as a Designated Official for the entire term that the Consent Agreement is in force. The term “Designated Official” in this Consent Agreement refers to a Special Compliance Officer (SCO)1 or Internal Special Compliance Officer (ISCO)2 during the term of their appointment. The authorities, term, and responsibilities of the Designated Official are described below:

(a)Respondent shall propose at least three candidates that satisfy the requirements in footnote one of this Consent Agreement, and shall recommend its preferred candidate to DTCC for the position of Designated Official to serve as SCO within 30 days from the date of the Order. Respondent shall provide a detailed explanation of its SCO proposals and recommendation. Respondent’s nomination shall be subject to the written approval of the Director, DTCC. Within 15 days following the date of the approval of the nomination by the Director, DTCC, Respondent shall make written appointment of the person to the position of SCO and inform Respondent’s employees.
(1) The SCO shall serve as Designated Official for a minimum of two years from the signing of the Order. Respondent has the option to request

1Special Compliance Officer (SCO): Any person nominated for the position of SCO shall not have been employed in any prior capacity by or previously represented in any capacity Respondent, or any of Respondent’s operating divisions, subsidiaries or business units, within five years from the date of the Order, unless waived by the Director, DTCC. Also, nominees should not be currently serving as an SCO in an open Consent Agreement. As a condition of appointment as SCO, he/she shall agree to forsake for the term and a period of five years from the date of termination of this Consent Agreement any such employment or representation. Any person nominated for the position of SCO must also possess appropriate qualifications, character, experience, and overall fitness for the position in light of all relevant circumstances.
2Internal Special Compliance Officer (ISCO): Any person nominated for the position of ISCO shall be currently employed by Respondent and have been a full-time employee of Respondent for a minimum of two years prior to nomination, unless Director, DTCC, grants an exception to such requirements.

an ISCO to replace the SCO as the Designated Official two years after the signing of the Order.
(2) If Respondent wishes to do so, it shall provide a written request to the Director, DTCC, at least 30 days prior to the end of the two years after the signing of the Order and include a recommendation by the SCO. The appointment of the ISCO shall be subject to the written approval of the Director, DTCC. The date of written approval by the Director, DTCC, of the ISCO nomination shall be the effective date of appointment, unless otherwise specified in the approval. Upon appointment of the ISCO, the term of the SCO shall cease. The ISCO shall serve as the Designated Official for the remaining term of the Consent Agreement.

(b)Within 30 days of appointment of a Designated Official, Respondent shall empower the Designated Official with a written delegation of authority and a written statement of work approved by DTCC. Respondent must permit the Designated Official to monitor, oversee, and promote Respondent’s AECA and ITAR compliance with the terms of this Consent Agreement in a manner consistent with the purpose of this Consent Agreement and the Order, its specific terms and conditions, and other activities subject to the ITAR and the AECA. Respondent must consult with the Designated Official on all submissions pertaining to meeting the terms of the Consent Agreement. The Designated Official shall report directly to Respondent’s Chief Executive Officer (CEO), or CEO’s designee, agreed upon by the Director, DTCC, as set forth herein. The Designated Official shall perform his/her duties in consultation with DTCC.

(c)If for any reason a Designated Official is unable to serve the full period of his/her appointment, or temporarily is unable to carry out the responsibilities described herein for more than 30 days, or if the Director, DTCC, decides that the appointee shall be removed for failure to perform satisfactorily his or her duties, Respondent’s CEO or designee, as approved by Director, DTCC shall recommend a successor acceptable to the Director, DTCC. If approved by the Director, DTCC, the replacement shall be confirmed in writing to Respondent. Such recommendation shall be made at least 30 days in advance of a new appointment unless a shorter period is agreed to by the Director, DTCC. The date of appointment shall be the date of written approval of the Director, DTCC. If a successor is not appointed within 45 days of the termination or removal of the appointed Designated Official, this Consent Agreement shall be extended for the period of time equal to the period of time Respondent was without an approved and appointed Designated Official. Respondent shall not be without a Designated Official for more than 120 days unless the Director, DTCC, grants an extension. On a temporary basis, not to exceed 30 days, if the Designated Official is unable to carry out the responsibilities described herein, Respondent’s CEO or designee as approved by DTCC shall assume the duties and authorities of the Designated Official during that period.

(d)The Designated Official may also be requested to perform additional AECA and ITAR-regulated activities, including oversight, monitoring, and coordination of activities by mutual agreement of Respondent and the Director, DTCC.

(e)In fulfilling the responsibilities set forth in this Consent Agreement, the Designated Official may, at his/her sole discretion, present any export compliance-related issue directly to either or both Respondent’s CEO (or designee) and the Director, DTCC.

(f)Respondent’s CEO or designee shall brief the Board of Directors at least annually concerning any findings and recommendations by the Designated Official, Respondent’s response, and implementation of the same, and the status of AECA and ITAR compliance generally.
(g)Respondent’s CEO or designee shall notify the Board of Directors of the appointment of the Designated Official. Such notification shall include a description of the powers, duties, authorities, and responsibilities of the Designated Official. Respondent shall post this notice on Respondent’s internal website for the duration of this Consent Agreement.

(h)With the understanding that nothing in this Consent Agreement shall be interpreted to compel waiver of applicable attorney-client or attorney work product protections, the Designated Official shall have full and complete access to all personnel, books, records, documents, audits, reports, facilities, and technical information relating to this Consent Agreement, the Order, and Respondent’s AECA and ITAR-regulated activities.

(i)Respondent shall cooperate with all reasonable requests of the Designated Official and shall take no action to interfere with or impede the ability of the Designated Official to monitor Respondent’s compliance with this Consent Agreement, the Order, and the AECA and the ITAR, or to carry out other responsibilities of the Designated Official set forth in this Consent Agreement.

The Designated Official shall notify DTCC whenever the Designated Official encounters any difficulties in exercising the duties and responsibilities assigned under this Consent Agreement.

(j)The Designated Official shall, with the approval of the Director, DTCC, and the concurrence of Respondent, have the authority to employ in a support capacity at the expense of Respondent, such assistants and other professional staff as are reasonably necessary for the Designated Official to carry out his/her duties and responsibilities.

(k)The Designated Official shall have three principal areas of responsibility regarding the future conduct of Respondent and must personally and thoroughly oversee implementation in these areas:
(1)Policy and Procedures: The Designated Official shall monitor Respondent’s AECA and ITAR compliance program with specific attention to the areas associated with the offenses charged in the Proposed Charging Letter, including:

(i)Policies and procedures for preventing, detecting, reporting, investigating, and remediating AECA and ITAR violations;
(ii)Policies and procedures for maintenance and protection of and access to ITAR-controlled technical data on Respondent information technology networks or other electronic methods of storage and transfer;

(iii)Policies and procedures for the screening and control of persons who are not authorized for access to ITAR-controlled defense articles and defense services;

(iv)Policies and procedures for the identification of ITAR-controlled technical data, to include the use of derivative drawings or derivative technical data, and marking thereof;
(v)Policies and procedures for international travel with items subject to ITAR control;

(vi)Policies and procedures for the export, reexport and retransfer of ITAR-controlled technical data;
(vii)Policies and procedures for maintaining appropriate records;

(viii)Policies and procedures for the identification, including export control jurisdiction and classification determination, and marking of defense articles, including technical data, and defense services; and
(ix)Meeting and maintaining adequate AECA and ITAR compliance staffing levels at subsidiaries, divisions, and facilities.
(2)Specific Duties: The Designated Official shall oversee the following specific areas:
(i)Respondent’s implementation of the compliance measures required by this Consent Agreement;

(ii)Respondent’s implementation of the policies and procedures created or enhanced pursuant to this Consent Agreement;
(iii)Respondent’s corporate oversight of AECA and ITAR compliance for performance of its responsibilities under this Consent Agreement and the Order in a timely and satisfactory manner;

(1)The expenditures of the remedial compliance measures account in coordination with Respondent’s Chief Financial Officer (CFO); and

(2)Enhancing incorporation of AECA and ITAR compliance into Respondent’s management business plans at the senior executive level.
(3)Reporting: The Designated Official is responsible for the following reporting requirements:

(i)Tracking, evaluating, and reporting on Respondent’s review of AECA and ITAR violations and compliance resources;

(ii)Providing status reports to the CEO (or designee) and the Director, DTCC, concerning Respondent’s compliance with this Consent Agreement and the Order; AECA and ITAR compliance program enhancements and resource levels and their impact on or benefit to ensuring AECA and ITAR compliance; and Respondent’s compliance on all its AECA and ITAR-regulated activities. These reports shall include findings, conclusions, and any recommendations necessary to ensure compliance with the AECA and the ITAR. These reports shall also describe the status of previous recommendations advanced by the Designated Official. These reports may, in a separate annex, also include any relevant comments or input by Respondent. Any such reports shall not affect Respondent’s use of the Voluntary Disclosure procedures set forth in § 127.12 of the ITAR and any benefits gained therefrom. The first report shall be provided six months from the date of the Order, and semiannually thereafter during the remainder of the term of the Consent Agreement; and

(iii)Ensuring the provision of the accounting report as described in paragraph 18(c) certified as correct by the CFO of remedial compliance costs to Respondent’s CEO or designee and the Director, DTCC.

Strengthened Compliance Policies, Procedures, Training
(10)Within nine months of the date of the Order, Respondent shall enhance its AECA and ITAR compliance program with specific attention to the areas described in paragraphs 9(k)(1)(i) through 9(k)(1)(viii). Respondent shall provide to DTCC written confirmation that the company has completed this action.

(11)Within 12 months of the date of the Order, Respondent shall have completed and widely used within Respondent strengthened corporate compliance policies and procedures focused principally on Respondent’s business operations such that:
(a) all Respondent employees engaged in AECA and ITAR-regulated activities are familiar with the AECA and the ITAR, and their own and Respondent’s responsibilities thereunder; (b) all persons responsible for supervising those employees, including senior managers of those units, are knowledgeable about the underlying policies and principles of the AECA and the ITAR; and (c) there are records indicating the names of employees, trainers, and level and area of training received. Respondent shall provide to DTCC written confirmation that the company has completed this action.
Automated Export Compliance System
(12)Respondent agrees to implement a comprehensive, automated export compliance system throughout Respondent’s operating divisions, subsidiaries, and business units engaged in AECA and ITAR-regulated activities to strengthen Respondent’s internal controls for ensuring compliance with the AECA and the ITAR. Respondent shall provide to DTCC an update outlining the status of Respondent’s automated export compliance system every six months after the signing of the Consent Agreement. This system shall track the decision process from the initiation to conclusion of a request for export, reexport, or retransfer authorization. The automated export compliance system shall improve Respondent’s ability to oversee and monitor export, reexport, and retransfer activity. This system shall also cover the initial identification of all technical data and technical assistance in any form proposed to be disclosed to any foreign persons. Respondent shall ensure the use of a means of alerting users to the AECA and ITAR requirements on electronic transmissions of ITAR-controlled technical data. In order to prevent unintentional or accidental transmissions to unauthorized recipients, Respondent shall also provide training to all employees to ensure that any type of electronic transmissions of ITAR-controlled technical data are sent in accordance with Respondent's export compliance policies and procedures.

Classification Review
(13)Respondent shall, under the supervision of the Designated Official, review, verify, and complete the export control jurisdiction of all defense articles, including technical data, that Respondent’s AECA and ITAR-regulated operating divisions, subsidiaries, and business units, manufacture and any defense services that they furnish. Respondent may certify to DTCC that the export control jurisdiction of certain items was previously and accurately determined and/or verified and exclude such items from the review. Respondent shall conclude the jurisdiction review no later than 15 months after the date of the Order.

(14)Also, separately, prior to export, re-export and/or retransfer, Respondent shall review, verify, and complete the export control jurisdiction of each defense article, including technical data, and defense service (and any defense services or technical data, including software, directly related to such hardware item and not related to any hardware) procured from suppliers for which such jurisdiction was not previously and accurately determined and/or verified in accordance with this paragraph.

Audit
(15)At a minimum, one (1) audit shall be performed during the term of the Consent Agreement. The audit shall be conducted by an outside consultant with expertise in AECA and ITAR matters, approved by the Director, DTCC. Respondent shall assess at least three (3) viable auditors and shall recommend the preferred auditor to DTCC. Respondent shall provide a detailed analysis of the proposals from the potential auditors. The audit shall be conducted under the supervision of the Designated Official. The audit shall provide a thorough assessment of the effectiveness of Respondent’s implementation of all measures set forth in this Consent Agreement with focus on those actions undertaken to address the compliance issues identified in the Proposed Charging Letter, the policies, procedures, and training established by Respondent. The Designated Official or the Director, DTCC, may identify other areas (e.g., transactional review of agreements, Respondent’s information technology systems) for the audit.

(16)Within nine months after the date of the Order, Respondent shall submit a draft audit plan for the audit to the Director, DTCC, for review and approval. Within 15 months after the date of the Order, the audit shall be completed and a written audit report shall be submitted to the Director, DTCC. The written report must provide the findings of the audit, recommendations regarding where deficiencies were identified, and plans to remediate those deficiencies. Respondent’s written report shall also include a matrix of the findings, proposed actions (including implementation plans and testing plans), and expected date of completion.
(17)The Director, DTCC will determine based on the results of the report and the Designated Official's findings and recommendations whether DTCC will require an additional audit for Respondent, or any of Respondent's subsidiaries, business units, and divisions, and will provide notice of this determination in writing. The Designated Official shall provide the Director, DTCC a recommendation on whether to conduct a second audit. The Director, DTCC shall inform Respondent of this requirement no later than three months after DTCC receives the written audit report described in paragraph 15. A second audit may be required primarily based upon: 1) the results of the first audit; and 2) Respondent's implementation of corrective actions.    If a second audit is required, Respondent shall select an outside consultant with expertise in AECA/ITAR matters, approved by the Director, DTCC, to perform the second audit and to confirm whether Respondent addressed the compliance recommendations from the initial audit report. Respondent shall assess at least three (3) viable auditors and shall recommend the preferred auditor to DTCC. Respondent shall provide a detailed analysis of the proposals from the potential auditors. The second audit shall be conducted under the supervision of the Designated Official. Within 27 months after the date of the Order, Respondent shall submit a draft audit plan for the second audit to the Director, DTCC for review and comment. Within 30 months after the date of the Order, the second audit shall be completed, and a written report prepared that confirms whether Respondent addressed the compliance recommendations from the initial audit report and that makes additional recommendations to address any remaining deficiencies. Respondent shall submit the report and its plan on how it intends to address those recommendations to the Director, DTCC.

Penalty
(18)Respondent agrees that it shall pay in fines and in remedial compliance measures an aggregate civil penalty of two hundred million dollars ($200,000,000) in complete settlement of the charged civil violations pursuant to the AECA and the ITAR, as set forth in the Proposed Charging Letter. Respondent agrees to waive its rights to raise the defense of statute of limitations with regard to the collection of the civil penalty imposed by this Consent Agreement, and that the statute of limitations shall be tolled until the last payment is made. Respondent also agrees that such civil penalty shall be a nondischargeable debt in accordance with § 523(a)(7) of the Federal Bankruptcy Code.
The civil penalty shall be payable as follows:

(a)One hundred million dollars ($100,000,000) shall be paid through three installments as follows:
1)Thirty-four million dollars ($34,000,000) is to be paid within 10 days from the date of the Order.

2)Thirty-three million dollars ($33,000,000) is to be paid within one year from the date of the Order.
3)Thirty-three million dollars ($33,000,000) is to be paid on or before the second anniversary of the date of the Order.
The Department and Respondent agree that no interest shall accrue or be due on the unpaid portion of the civil penalty if timely payments are made as set forth in paragraphs (a)(1)-(3) above.

(b)The remaining penalty of one hundred million dollars ($100,000,000) is hereby assessed for remedial compliance measures. However, this amount shall be suspended on the condition that this amount, as determined by DTCC and set forth in paragraph 18(c) below, shall be applied to Consent Agreement-authorized remedial compliance costs over the term of this Consent Agreement for the purpose of defraying a portion of the costs associated with the remedial compliance measures specified in this Consent Agreement.
(c)Respondent’s CFO in consultation with the Designated Official shall provide to DTCC no later than one year from the date of this Consent Agreement, and then annually thereafter, for verification and approval an itemized accounting, certified as correct by the CFO, of all Consent Agreement-authorized remedial compliance costs, to include those expenditures claimed against suspended penalties, showing specifics of how money was used to strengthen compliance within the terms of the Consent Agreement. To the extent that DTCC determines that expenditures claimed or any portion thereof were utilized for Consent Agreement-authorized remedial compliance costs, that amount shall be credited against the suspended penalty amount outlined in paragraph 18(b) above.

(d)Any remaining portion of the suspended penalty unutilized at the conclusion of the term of the Consent Agreement shall no longer be suspended and shall be paid within 30 days.

(19)From the date of the Order, Respondent is precluded from applying any portion of the two hundred million dollars ($200,000,000) penalty set forth in paragraph 18 above as costs in any contract with any agency of the U.S. Government or any other contract where the result would be the application of any portion of the penalty as costs in any contract with any agency of the U.S. Government. Respondent agrees and shall certify in each written accounting report that the penalty, or any portion thereof: (a) shall be treated as expressly unallowable costs under the Federal Acquisition Regulations; (b) shall not be recovered or sought to be recovered as allowable costs, either directly or indirectly under any federal prime contract, grant or subcontract; and (c) shall not be taken as a federal tax deduction. In the event Respondent violates these prohibitions, the Department shall deem it a “failure to apply funds appropriately for the required purpose.”

(20)Any failure to apply funds appropriately for the required purpose, or to provide a satisfactory accounting, shall result in a lifting of the suspension, in which case Respondent shall be required to pay immediately to the Department the amount of the suspended portion of the penalty, less any amounts the Department deems to have been properly applied and accounted for expenditures in compliance with this Consent Agreement.

Debarment
(21)Respondent voluntarily disclosed and has acknowledged the violations cited in the Proposed Charging Letter. Respondent has cooperated with the
Department’s review, has expressed regret for these activities, and has taken steps to improve its compliance programs. It has also undertaken to pay a cash penalty and agrees to implement the significant additional remedial compliance actions specified in this Consent Agreement. For these reasons, the Department has determined not to impose an administrative debarment of Respondent based on the civil charges summarized in the Proposed Charging Letter and certain facts disclosed in writing to the Department identified in paragraph 26. The Department reserves all rights to impose additional sanctions, including debarment under the ITAR, against Respondent if it does not fulfill the provisions of the Consent Agreement or is responsible for other violations under the AECA, or under other statutes enumerated in § 120.6 of the ITAR.
Legal Department Support
(22)Within 30 days of the date of the Order, Respondent’s Legal Department will provide support in all divisions for all matters involving the AECA and the ITAR. This support will be structured to achieve the consistent application of the AECA and the ITAR by Respondent. Additionally, Respondent’s Legal Department shall ensure that in each business division appropriate compliance support is made available as necessary to the principal personnel responsible for compliance with the AECA and the ITAR, and appropriate compliance support is performed in each business unit with respect to such matters.

Onsite Reviews by the Department
(23)For the purpose of assessing compliance with the provisions of the AECA, the ITAR and future authorizations, Respondent agrees to arrange and facilitate, with minimum advance notice, onsite reviews by the Department while this Consent Agreement remains in effect.

Understandings
(24)No agreement, understanding, representation or interpretation not contained in this Consent Agreement may be used to vary or otherwise affect the terms of this Consent Agreement or the Order, when entered, nor shall this Consent Agreement serve to bind, constrain, or otherwise limit any action by any other agency or department of the United States Government with respect to the facts and circumstances addressed in the Proposed Charging Letter. Respondent acknowledges and accepts that there is no understanding expressed or implied through this Consent Agreement with respect to a final decision by the Department concerning export licenses or other U.S. Government authorizations.

(25)Respondent acknowledges the nature and seriousness of the offenses charged in the Proposed Charging Letter, including the harm caused to the national security and foreign policy interests of the United States. If this Consent Agreement is not approved pursuant to an Order entered by the Assistant Secretary for Political- Military Affairs, the Department and Respondent agree that they may not use this Consent Agreement in any administrative or judicial proceeding, and that the parties shall not be bound by the terms contained in this Consent Agreement.
(26)The Department agrees that, upon signing of the Order, this Consent Agreement resolves with respect to Respondent the civil penalties or administrative sanctions with respect to civil violations of the AECA or the ITAR arising from facts Respondent has disclosed in writing to the Department in its disclosures assigned DTCC Case Numbers: 19-0000514, 19-0000593, 19-
0000659, 20-0000202, 20-0000236, 20-0000456, 20-0000473, 20-0000522, 21-
0000068, 21-0000103, 21-0000110, 21-0000114, 21-0000116, 21-0000178, 21-
0000201, 21-0000264, 21-0000279, 21-0000284, 21-0000398, 21-0000401, 21-
0000426, 21-0000448, 21-0000642, 21-0000643, 21-0000651, 21-0000652, 21-
0000653, 21-0000690, 21-0000691, 21-0000717, 21-0000718, 21-0000756, 22-
0000054, 22-0000069, 22-0000075, 22-0000080, 22-0000088, 22-0000107, 22-
0000114, 22-0000132, 22-0000161, 22-0000214, 22-0000265, 22-0000307, 22-
0000308, 22-0000310, 22-0000332, 22-0000378, 22-0000400, 22-0000411, 22-
0000438, 22-0000445, 22-0000451, 22-0000454, 22-0000469, 22-0000470, 22-
0000520, 22-0000541, 22-0000553, 22-0000581, 22-0000584, 22-0000638, 22-
0000642, 22-0000643, 22-0000653, 22-0000707, 22-0000728, 23-0000011, 23-
0000013, 23-0000051, 23-0000069, 23-0000090, 23-0000108, 23-0000147, 23-
0000205, 23-0000223, 23-0000240, 23-0000294, 23-0000318, 23-0000355, 23-
0000393, 23-0000419, 23-0000431, 23-0000453, 23-0000531, 23-0000557, 23-
0000572, 23-0000577, 23-0000579, 23-0000605, 23-0000606, 23-0000638, 23-
0000658, 23-0000680, 23-0000722, 23-0000726, 23-0000750, 23-0000751, 23-

0000802, 23-0000826, 24-0000021, 24-0000023, 24-0000024, 24-0000036, 24-
0000051, 24-0000055, 24-0000078, 24-0000084, 24-0000135, 24-0000145, 24-
0000150, 24-0000158, 24-0000266.

Waiver
(27)Respondent waives, upon the signing of the Order, all rights to seek any further steps in this matter, including an administrative hearing pursuant to Part 128 of the ITAR. Respondent also waives any such rights with respect to any additional monetary penalty assessed by the Director, DTCC, in connection with any material violation of this Consent Agreement (any such additional monetary penalty imposed shall be limited to three million dollars ($3,000,000)) except as follows: In the event that the Director, DTCC, determines that Respondent has materially violated this Consent Agreement and imposes such additional monetary penalty, and Respondent disputes such determination, Respondent may appeal such determination to the Assistant Secretary for Political-Military Affairs, and the decision of the Assistant Secretary for Political-Military Affairs shall be the final determination in the matter, which may not be appealed. Respondent also agrees that any such additional monetary penalty shall be nondischargeable under
§ 523(a)(7) of the Federal Bankruptcy Code, and subject to the conditions of paragraph 18. Respondent also waives the right to contest the validity of this Consent Agreement or the Order, including in any action that may be brought for the enforcement of any civil fine, penalty or forfeiture in connection with this Consent Agreement or Order.

Certification
(28)No later than three months prior to the third anniversary of the date of the Order, Respondent shall submit to the Director, DTCC, a written certification that all aspects of this Consent Agreement have been implemented, Respondent’s export compliance program has been assessed, and that Respondent’s export compliance program is adequate to identify, prevent, detect, correct, and report violations of the AECA and the ITAR. Also, in the certification letter, Respondent shall provide detailed information on how Respondent met each requirement under the Consent Agreement.
(29)The Consent Agreement shall remain in force beyond the three-year term until such certification is submitted and the Director, DTCC, determines based on this certification and other factors that all compliance measures set forth in this Consent Agreement have been implemented, and that Respondent’s ITAR compliance program appears to be adequate to identify, prevent, detect, correct, and report violations of the AECA and the ITAR.

Documents To Be Made Public
(30)Respondent understands that the Department shall make this Consent Agreement, the Proposed Charging Letter, and the Order, when entered, available to the public.

When Order Becomes Effective
(31)This Consent Agreement shall become binding on the Department only when the Assistant Secretary for Political-Military Affairs approves it by entering the Order, which shall have the same force and effect as a decision and Order issued after a full administrative hearing on the record.

U.S. Department of State

/s/ STANLEY L. BROWN	August 29, 2024
Stanley L. Brown	Date
Acting Assistant Secretary

RTX Corporation

/s/ PETER C. GUNDERSEN, JR.	August 6, 2024
Peter C. Gundersen, Jr.	Date
Corporate Vice President, Global Trade